Exhibit 6.2

FIRST AMENDMENT TO MASTER LICENSE AGREEMENT

This First Amendment to Master License Agreement (the “First Amendment”) is effective as of the date this First Amendment is executed by both Parties (the “Effective Date”) by and between Societe Civile Pour L’ourve Et La Memoire D’Antoine De Saint-Exupery – Succession Saint Exupery – D’Agay, a French Company with its head office at 13, Boulevard Edgar Quinet, 75014, Paris, France (“Licensor” or “Pomase”) and Tesseract Collective, Inc., a Delaware Corporation with its principal place of business at 45 Rockefeller Plaza, 20th Floor, New York, New York 10111, USA (“Licensee”), and in the presence of Caravanserai Partners SL, a Spanish company with its head office at Avenida De La Generalitat, 216 401, 08174 Sant Cugat, Barcelona, Spain. Each of the Licensor and Licensee shall be referred to in this First Amendment as a “Party” and collectively, the “Parties.”

WHEREAS, Licensor and Licensee entered into a Master License Agreement effective as of May 16, 2023 (the “Agreement”); and,

WHEREAS, the Parties desire to amend the Agreement to grant additional rights to Licensee as reflected herein;

NOW, THEREFORE, for valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1.	Defined Terms: Capitalized terms not otherwise defined in this First Amendment shall have the meanings ascribed to them in the Agreement.

2.	The Agreement shall be amended only as follows:

a.	Section 4 of the Preamble shall be replaced with the following new language:

The Licensee has been introduced to POMASE by the Agent in order to develop a new business of Licensing based on new digital Art inspired by the Property “The Little Prince” (Le Petit Prince) belonging to POMASE hereafter identified as CODAs (Collaborative Original Digital Artworks) and COFAs (Collaborative Original Fine Artworks).

b.	Section 1.18 shall be inserted with the following language:

The COFAs means commissioned original works of fine art (i.e. painting, murals, sculpture, etc.) based on and/or inspired by the PROPERTY and expression or work of a third-party collaborator

c.	In Sections 1.1, 1.5, 1.9, 1.12 and 1.13, all references to CODAs shall also include COFAs.

d.	Section 2 “Grant of Rights” shall be replaced with the following language:

In consideration of the sums paid or to be paid in accordance with Clauses 4 and 5 and subject to compliance by the Licensee with its obligations hereunder the Licensor hereby grants to the Licensee the exclusive license for the period specified in the Schedule attached hereto subject to earlier termination by the Licensor pursuant to Clauses 9.7, 11.7, 13.2, 13.3, 17 and 25 hereof. The Parties acknowledge and agree that the exclusive grant of rights to Licensee for COFAs shall only extend to original works of fine art that are commissioned by, or on behalf of, Licensee, in collaboration with prestige museums, prestige art galleries (e.g., Gagosian, Hauser & Wirth, etc), and/or prestige art fairs (e.g., Art Basel, Art Frieze, Venice Biennale, etc); and that Licensor’s works of fine art that are subject to existing and future third-party agreements, not in collaboration with prestige museums, prestige art galleries (e.g., Gagosian, Hauser & Wirth, etc), and/or prestige art fairs (e.g., Art Basel, Art Frieze, Venice Biennale, etc), are not covered by the exclusive license grant herein.

e.	In Sections 5, 7-14, 16 and 17, all references to CODAs shall also include COFAs.

f.	Schedule 1, Section 5[sic] shall be replaced with the following new language:

All channels of distribution for CODAs and CODA Merchandise and COFAs and COFA Merchandise.

g.	In Schedule 1, Section 6, all references to CODAs shall also include COFAs.

3.	All terms and conditions contained in the Agreement, except as expressly modified herein, shall remain in full force and effect.

4.	This First Amendment may be executed in any number of counterparts and by the parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have each caused to be affixed hereto its hand and seal the day indicated.

Pomase	Tesseract Collective, Inc.

By:	/s/ Olivier d’ Agay	By:	/s/ Richard Seet

Name:	Olivier d’ Agay	Name:	Richard Seet

Title:	President	Title:	CEO

Date:	3/20/2024	Date:	3/21/2024

Caravanserai Partners SL

By:	/s/ Guillem Rey

Name:	Guillem Rey

Title:	Managing Director

Date:	3/21/2024

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